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                                                                   EXHIBIT 99.1


                   TFF AND BELMAY TERMINATE MERGER DISCUSSIONS

Amityville, N.Y.--January 16, 2002--Technology Flavors & Fragrances, Inc. (AMEX:
TFF; TSE: TFF) announced today that the Company and Belmay Holding Corp. have, by mutual agreement, determined not to proceed with their proposed merger and have terminated the letter of intent that was entered into on November 19, 2001. In discussions between the companies since such date, it was mutually determined that their respective strategic objectives could best be served by remaining independent companies.

Commenting on the decision not to proceed with the proposed merger, Philip Rosner, TFF's Chairman and Chief Executive, said that "although the TFF/Belmay combination would have created a much larger entity in terms of sales volume, our analysis led us ultimately to conclude that the proposed merger would not be in the best interests of our shareholders. We're naturally disappointed that we had to make the decision, but we're excited about the Company's improved operating performance and prospects for year 2002 and our ability to pursue other strategic business alternatives in the future to further enhance our growth."

TFF creates, develops, manufactures and markets flavors and fragrances which are incorporated into a wide variety of consumer and institutional products, including natural and artificial flavored beverages, confections, foods, pharmaceuticals, aromatherapy products, perfumes and health and beauty products. TFF believes its proprietary formulations are currently used in more than 1,200 products sold by more than 500 customers worldwide, approximately 50 of which are Fortune 1000 companies. TFF maintains facilities in Amityville, New York; Inglewood, California; Toronto, Canada; and Santiago, Chile. TFF is publicly traded on the AMEX and Toronto Stock Exchange under the symbol "TFF."

Certain statements made herein, including without limitation, statements containing the words "believes," "anticipates," "may," "intends," "expects," and words of similar import constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties, and other factors, which may cause actual company results to differ materially from expectations. Such factors include the following: 1) technological, manufacturing, quality control or other circumstances which could delay the sale or shipment of products; 2) economic, business, and competitive conditions in the industry and technological innovations which could affect the company's business; and 3) the company's ability to protect its trade secrets or other proprietary rights, operate without infringing upon the proprietary rights of others and prevent others from infringing on the proprietary rights of the company. Certain of these factors are discussed in more detail in the company's Annual Report on Form 10-KSB for the year ended December 31, 2000. Our forward-looking statements speak only as to the date hereof and we do not undertake any obligation to update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.